Exhibit 10.3

September 7, 2021

Jacob Brunsberg

Re: Terms of At-Will Employment

Dear Mr. Brunsberg,

This letter confirms the principal terms of our agreement, as set forth below, with respect to your at-will employment (“Employment”) by Sigma Labs, Inc. (the “Company”), which shall be effective as of September 20, 2021 (the “Effective Date”):

1. Position; Reporting; Duties, Responsibilities and Authority; Principal Business Office: Effective as the Effective Date, you shall serve as Senior Vice-President, Product Management and Strategic Relationships of the Company. You shall report on a day-to-day basis directly to and shall be subject to the supervision and direction of, the Company’s Chief Executive Officer.

You shall perform your duties hereunder during normal business hours and at all other times and locations necessary for you to carry out your duties. You shall devote substantially all of your business time to the Company and shall perform such duties as are customarily performed by individuals acting as Senior Vice-President, Product Management and Strategic Relationships of a public company of a similar size as the Company, and other such duties as you may be assigned from time to time by the Chief Executive Officer or the Board of Directors of the Company. You shall at all times be subject to, observe and carry out such reasonable employment-related rules, regulations and policies as the Company’s Board of Directors or Chief Executive Officer may from time to time establish for the Company’s employees, including, without limitation, the Company’s Employee Handbook, Insider Trading Policy and Code of Ethics and Business Conduct.

Without restricting any requirement that you engage in reasonable business-related travel, including travel to the Company’s principal business office located in Santa Fe, NM, the principal location in which you shall be required to perform your duties and responsibilities shall be your home-based office located at 2724 Ewing Ave S., Minneapolis, MN 55416.

2. At-Will Employment: The Company has the right to terminate your Employment at any time, with or without prior notice, and with or without cause and for any reason or for no specified reason. You have the right to terminate your Employment at any time, with or without prior notice. You are employed by the Company “at will,” and this letter does not provide you with any right to continue in the Employment of the Company for any minimum or specified period. Except as specifically provided in this letter, the Company shall have no obligation to make any compensation, severance or other payments to you, or to provide any other benefits to you, after the date of the termination of your Employment for any reason.

3. Compensation:

(a) Base: For services rendered hereunder, the Company shall pay to you an annual base salary (the “Base Salary”) of $200,000, payable in regular installments in accordance with the Company’s customary payroll practices for employees. If you are entitled to receive Base Salary for any period that is less than one calendar month, the Base Salary for such period shall be computed by prorating the annual Base Salary over such period based upon the actual number of days therein. The Base Salary shall not be subject to decrease but may be increased in the discretion of the Company’s Compensation Committee based on an annual or special case assessments of your performance and other factors. All payments shall be made in accordance with the Company’s payroll practices. The Company may deduct and withhold from your compensation any amounts of money required to be deducted or withheld by the Company under any or all applicable local, state or federal laws.

(b) Benefits: During your Employment, you shall be entitled to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, automobile allowances, and similar employee benefit plans and programs, sick leave, vacation time and paid time off (if any) that the Company elects in its sole discretion to provide from time to time to its executive officers (collectively referred to herein as the “Benefits”). However, we reserve the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time to the extent allowed by law, so long as such action applies generally to all of our executive officers. Except as otherwise required by applicable law with respect to continued “COBRA” group health care coverage and except as expressly required by the terms of the Company’s life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, your right to receive Benefits shall terminate upon the termination of your Employment for any reason. You shall be eligible to earn additional equity grants under the Company’s incentive plans. You shall also be eligible to receive additional grants of stock appreciation rights from time to time. However, the decision to grant any such equity or stock appreciation rights, and the amount and terms thereof, shall be in the sole and absolute discretion of the Compensation Committee.

(c) Expense Reimbursement: The Company will reimburse you for ordinary and necessary expenses incurred in the performance of your duties, provided that such expenses are reasonable, approved by the Company and are accounted for in accordance with the Company’s usual policies.

(d) Options: Subject to approval of the Company’s Compensation Committee of the Board of Directors (“Compensation Committee”) and subject to your promptly entering into the Company’s standard-form nonqualified stock option agreement under the Company’s 2013 Equity Incentive Plan (the “Plan”), effective as of the Effective Date, the Company shall grant you pursuant to the Plan a non-qualified stock option (the “Option”) to purchase up to 100,000 shares of common stock of the Company, which will have an exercise price equal to the closing price of the Company’s common stock on the Effective Date, and will vest and become exercisable on the Effective Date. The Option shall expire on the fifth anniversary of the Effective Date, unless the Option shall have been terminated prior to that date in accordance with the provisions of the Company’s standard-form nonqualified stock option agreement, and the Option shall be on such other terms and provisions as are contained in such stock option agreement and the Plan.

In the event of any stock split, reverse stock split or stock dividend after the date hereof, the number of shares of the Company’s common stock underlying the Option, and the exercise price of the Option shall be appropriately adjusted for any such stock split, reverse stock split or stock dividend.

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4. Incentive Bonus: During the term of your employment, you shall be eligible to receive one or more bonuses (“Incentive Bonuses”) relating to each fiscal year in recognition of your achievement of individual and Company goals established by the Board of Directors from time to time. However, the decision to provide any Incentive Bonuses and the amount and terms of any Incentive Bonuses, including the payment of cash, the issuance of equity in the Company, or a combination of both, shall be in the sole and absolute discretion of the Board of Directors.

For the year ended December 31, 2021, you will be eligible for an incentive cash bonus of $100,000 (the “Annual Amount”), prorated based upon the Effective Date. For the avoidance of doubt, this amount shall be $29,166.67, calculated as 3.5/12 of the Annual Amount. The amount to be awarded to you will be based on the following milestones:

(1)	33% - Company performance (to be further defined/discussed)

(2)	17% - Next two major releases of PR3D software as defined in the Product Roadmap and completion of a PR3D Vision paper

(3)	50% - OEM/Standards strategy developed, approved, and initiated with a minimum of two OEM’s committed to pursuing such plan.

5. Confidential Information. You shall at no time, either during your Employment or after the termination of your Employment for any reason, use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of the Company, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) necessary to the performance of your Employment during the period that you are so employed, (2) required by an order of a court of competent jurisdiction, or (3) authorized in writing by the Company’s Chief Executive Officer. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by you or by a person acting in concert with you. Within five days after the termination of your Employment, you shall return to the Company all memoranda, notes and other documents in your possession or control that relate to the confidential information of the Company. Upon the Company’s request, you agree to execute and deliver to the Company any form of confidentiality agreement that the Company requires generally from its employees.

6. Company Property: You agree that all designs, lists, books, files, reports, correspondence, computer databases and files, records, supplies, services, computers, postage, telephones and other property and materials (“Company Materials”) used by, prepared for or by, or made available to you while you are employed with the Company, shall be and shall remain the property of the Company. Upon termination of your employment with the Company, all Company Materials shall be returned immediately to the Company, and you shall not make or retain any copies thereof.

7. Inventions/Work Product:

(a) Work Product: You acknowledge and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by you individually or jointly with others during the period of your Employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

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(b) Work Made for Hire; Assignment: You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained herein shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this agreement.

(c) Further Assurances; Power of Attorney. During and after your Employment, you agree to reasonably cooperate with the Company to (1) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world, and (2) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. You hereby irrevocably grant the Company a power of attorney to execute and deliver any such documents on your behalf in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if you do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by your subsequent incapacity.

8. Notices: Any notice, consent, request or other communications made or given in connection with this agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by postage prepaid to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To the Company:

Mark Ruport

President and Chief Executive Officer

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, NM 87507

To you:

Jacob Brunsberg

9. Entire Agreement: This agreement (and any separate confidentiality agreements that may be entered into between the Company and you) constitutes the entire agreement of the Company and you relating to the terms and conditions of your Employment and supersedes all prior oral and written understandings and agreements relating to such subject matter.

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10. Amendment and Termination: This agreement may be amended or terminated only pursuant to a writing executed by an authorized officer of the Company and you.

11. Arbitration: Any dispute or controversy arising under this agreement relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy (each, a “Disputed Matter”), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction.

12. Governing Law: This agreement shall be governed by and construed in accordance with Nevada law. In the event that any terms or provisions of this agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof. In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

If the foregoing terms are acceptable, please sign below and return this letter to me.

Sigma Labs, Inc.		Employee

By:	/s/ Mark Ruport	By	/s/ Jacob Brunsberg
Name	: Mark Ruport	Name	: Jacob Brunsberg
Title:	President and CEO

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